EXHIBIT 99.1
TIM HORTONS ANNOUNCES C$80 MILLION INVESTMENT TO SUPPORT ITS BACK TO BASICS PLAN THAT IS DELIVERING RESULTS IN PRODUCT QUALITY AND DIGITAL EXPERIENCE

TORONTO, March 15, 2021 – Tim Hortons® today announced an C$80M corporate investment in Canada for 2021 to supercharge advertising expenses, highlight menu improvements in product quality and support continued enhancements in the digital guest experience, including the Tims Rewards program.

Tim Hortons recently launched three new quality upgrades to its menu as part of its Back to Basics plan, including a new dark roast coffee, Craveables lunch sandwiches and freshly cracked Canadian eggs in breakfast sandwiches. Part of the corporate investment will support awareness of these launches and additional menu quality initiatives planned for 2021.

Guests at Tim Hortons are increasingly interacting with the brand through its digital channels. The Tim Hortons mobile app in Canada has seen monthly active users grow approximately five-fold since 2018 and about one-third of all Canadian adults have used the Tims Rewards loyalty program in the last 18 months. The investment will support the Tims Rewards loyalty program and other strategic digital initiatives to continue building a best-in-class digital experience for guests.

This investment in 2021 will also provide a substantial increase in overall advertising throughout the balance of the year – all intended to highlight taste and quality, great value for money and continuing to strengthen the love that Canadians have for the Tim Hortons brand.

In addition to the C$80M corporate investment, advertising contributions from restaurant owners in Canada will be increasing by 0.5% of sales to historical levels permitted under the current contracts, leading to a sustained, increased level of investment in advertising, community and digital initiatives in 2022 and beyond.

Jose Cil, Chief Executive Officer of Restaurant Brands International commented on the announcement:

“The efforts behind our Back to Basics plan are starting to deliver results. The plan focuses on building an experienced, talented and stable leadership team, investing in product quality, becoming an industry leader in the digital guest experience, delivering great value for money, and continuing to build our strong, iconic brand in communities across Canada.

With an exceptional leadership team now at the helm, early successes in our digital journey and encouraging results from our investments in product quality, we are confident the business is heading in the right direction. Our investment today reflects that confidence and our optimism in the plan.”

Axel Schwan, President of Tim Hortons added:

“Despite the disruptions from COVID, our team maintained focus throughout 2020 and has delivered three consecutive product launches with encouraging early results, contributing positively to our sales. Our new dark roast coffee has received a higher guest rating than any of our previous recipes; our affordable, Craveables lunch platform - with the roast beef and crispy chicken sandwich is receiving great feedback; and we are seeing meaningful sales contributions from our nationwide launch of freshly cracked, Canadian eggs in our breakfast sandwiches.

We are also seeing strong progress in digital with the adoption, usage and increasing level of guest engagement on our Tim’s Rewards program and app. In addition, we are continuing to work hard on improving personalized offers on the app and are rolling out predictive selling on our drive-thru menu boards across the country this year. This is all part of our goal to provide Canada’s best in class digital guest experience.

And when it comes to our brand perception overall, we continue to see improvements – guest satisfaction has grown significantly driven by simplifying and improving the quality of our menu items plus guests are experiencing faster speeds of service. Community contributions by so many of our restaurant owners, bolstered by our branded coffee trucks travelling Canada and supporting front line workers with free coffee and baked goods also had a key role in driving continued improvements in overall brand perception,” concluded Schwan.

About TIM HORTONS®
Tim Hortons® is one of North America’s largest restaurant chains operating in the quick service segment. Founded as a single location in Canada in 1964, Tim Hortons appeals to a broad range of guest tastes, with a menu that includes premium coffee, hot and cold specialty drinks (including lattes, cappuccinos and espresso shots), specialty teas and fruit smoothies, fresh baked goods, grilled Panini and classic sandwiches, wraps, soups, prepared foods and other food products. Tim Hortons has more than 3,900 system-wide restaurants located in Canada and over 4,900 including the United States and internationally. More information about the company is available at www.timhortons.com.

Forward-Looking Statements
This press release includes forward-looking statements, which are often identified by the words “may,” “might,” “believes,” “thinks,” “anticipates,” “plans,” “expects,” “intends” or similar expressions and reflect management’s expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements include statements about Restaurant Brands International Inc.’s (“RBI”) expectations and beliefs regarding the amount and timing of the investments, the use of these funds, the success of the back to basics plan, the timing and acceptance of product launches, and the ability to successfully implement and maintain digital guest experience and effective marketing offers . The factors that could cause actual results to differ materially from RBI’s expectations are detailed in filings of RBI with the U.S. Securities and Exchange Commission and with the securities regulatory authorities in each province and territory of Canada, such as its annual and quarterly reports and current reports on Form 8-K and include the following: risks related to RBI’s ability to successfully implement its advertising, marketing and growth strategies; risks related to RBI’s ability to compete in an intensely competitive industry; risks related to unforeseen events including the ongoing effects of the COVID-19 pandemic, risks related to technology, risks related to the franchised business model and risks related to RBI’s vertically integrated supply chain operations. Other than as required under U.S. federal securities laws or Canadian securities laws, we do not assume a duty to update these forward-looking statements, whether as a result of new information, subsequent events or circumstances, change in expectations or otherwise.

Media Contact:
media@rbi.com

Investor Contact:
investor@rbi.com